12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Concludes Gold Bar Mill & Plant Acquisition
Promising Monthly Production of Over 3,000 Troy Ounces of
Gold & 4 Million Pounds of Copper

Company Issues Gold Production Alert for June & Temporarily
Suspends Operations at Cangalli Mine

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — February 24, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it has finalized the acquisition of the Gold Bar mill and plant located in Eureka, Nevada. The company projects that this mill and plant, once relocated to its Buen Futuro property in eastern Bolivia, in the beginning will allow Golden Eagle to recover over 3,000 troy ounces of gold, and will initially contribute to the recovery of over 4 million pounds of copper, per month.

        Golden Eagle paid Atlas Precious Metals, Inc. 30 million restricted common shares of Golden Eagle stock for the mill and plant, as well as an extensive inventory of replacement parts. (Photos of the Gold Bar equipment may be viewed at Golden Eagle’s website, www.geii.com.) A Fairness Opinion provided to the company by H.E. Dunham and Associates stated that the replacement value of the Gold Bar equipment, plus an extensive inventory of replacement parts, was approximately $12 million. However, that opinion also expressed that “procurement of new equipment, including engineering, construction and erection for a 3,000 to 3,500 tpd gold and copper mill would cost in the range of $45 to $50 million in today’s dollars.”

        “We are very pleased to become shareholders in Golden Eagle, and to provide such a well-engineered and well-built mill and plant for use on the Buen Futuro gold and copper deposit in Bolivia,” stated Roy Shipes, President and CEO of Atlas Precious Metals. “The Gold Bar equipment meets 100% of the processing requirements to produce the projected 3,000 troy ounces of gold per month, and about 40% of the processing requirements to produce 4 million pounds of copper per month. This is significant production that will help Golden Eagle well into the future as it further develops the extraordinary potential that we all believe exists in the Ascension Gold-Copper Trend. We look forward to remaining as Golden Eagle shareholders and benefiting from that growth well into the company’s future.”

        Golden Eagle’s initial plan to mine and process its proven and probable reserves of 84,000 troy ounces of gold and 82 million pounds of copper covers a small 76-acre parcel of its 136,500-acre land position in the Ascension Gold-Copper Trend. The company has authorized an in-fill drilling program to increase those reserves by at least 50%, and has identified several additional mineralized targets within the Trend for further exploration. With the completion of the Gold Bar acquisition, the company is now in a position to raise the necessary funding to dismantle, ship and re-erect the mill and plant on its Buen Futuro property, and projects that it will be able to raise those funds through favorable debt financing through U.S. governmental agencies oriented toward facilitating U.S. business abroad.

        As a result of positive adjustments to its net equity on its balance sheet from the Gold Bar acquisition, Golden Eagle further announced that it believes that it now qualifies to have its shares listed on other national stock exchanges. The company intends to file its application for listing and estimates that once filed the acceptance process will take approximately four to six weeks. Golden Eagle cannot guarantee that its shares will be accepted for listing on any other national stock exchange, but it believes that it now meets all of the criteria as a company.

        Golden Eagle additionally issued a gold production alert for June indicating that road blockades by local citizens protesting various government policies in Caranavi, Bolivia, a town half way between La Paz and the company’s Cangalli mine, have prevented the delivery of needed supplies and materials to the mine for operations during the month of June. More importantly, the same blockade, approximately 80 miles from Cangalli, has hampered the operations of the power sub-station in Guanay, Bolivia. This sub-station provides electricity to Golden Eagle’s Cangalli operation, and the power failures have halted all mining and processing activities. Up until the past several days, the company’s Cangalli operations had contingency plans for making up for lost time in anticipation of the possibility of mining and processing when conditions allowed. However, those conditions have not improved. For the foregoing reasons, the company believes that gold production from its Cangalli mine in June will be negligible. The company anticipates that the issues surrounding the blockade will be resolved in the near future.

        The company also advised that recent events in Bolivia involving miners’ protests regarding the failure of pension programs for many mining companies and cooperatives have resulted in the intervention by the Ministry of Labor and INALCO, the governmental agency charged with regulating cooperatives, in the operations of the United Cangalli Gold Mining Cooperative, Ltd. (United Cangalli Cooperative). This governmental intervention against the cooperative, and potential legal issues surrounding the ownership rights of the 5,000-acre mining concession that Golden Eagle purchased from the United Cangalli Cooperative, have led the company to temporarily suspend operations at the Cangalli mine.

        “Golden Eagle has always been impeccable about paying its pension and social benefit contributions in accordance with Bolivian law,” stated Golden Eagle’s CEO, Terry C. Turner. “Now, however, we are being drawn into a 20-year old problem that the United Cangalli Cooperative has created for itself through its failure to comply with several aspects of Bolivian law regarding pensions and social benefits. We hope that the cooperative and the Bolivian government can resolve the open questions and allow us to get back to work.”

        Golden Eagle owns an additional 44,900 acres in the Tipuani Gold District covering an 18-mile section of the ancient paleo-channel of the Tipuani River system that is not affected by the dispute between the United Cangalli Cooperative and the Bolivian government. The company has instructed Giovanni Viscarra, Golden Eagle’s Superintendent of Mines, Chief Geologist and the foremost Bolivian authority on the Tipuani Gold District, to use the current downtime in operations to launch a systematic exploration program in several of the identified targets on Golden Eagle’s additional landholdings to recommend areas that can result in estimated proven and probable gold reserves in the near future.

        “There is a very substantial reason that the Tipuani Gold District has produced 32 million troy ounces of gold in its known history,” Mr. Viscarra said. “An enormous ancient paleo-placer or paleo-channel of the Tipuani River runs virtually parallel to the current Tipuani, and has contributed through erosion over the millennia to the Quaternary gold-rich gravels of the modern river. There are many interesting targets up and down this gold bearing paleo-channel within Golden Eagle’s property, some of which have proven to be even higher grade than the Cangalli area in sampling of the superficial outcrops.”

        Golden Eagle is actively involved in resolving the issues affecting its Cangalli mine and continues to explore all avenues that may lead to viable solutions.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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